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                                 EXHIBIT 10.2
                                 ------------

                            ASSET PURCHASE AGREEMENT


                                    between


                                JOHN J. GIBBONS,

                    as Chapter 11 Trustee for the Estate of

                                  FLEER CORP.,


                                      and

                            CONCORD CONFECTIONS INC.


                            Dated as of May 8, 1998



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                           ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is dated as of this 8th day of May, 1998, by and between JOHN J. GIBBONS, Chapter 11 trustee ("Trustee") for the estate of FLEER CORP., a Delaware corporation, d.b.a. FLEER/SKYBOX INTERNATIONAL OR FLEER CONFECTIONS ("Seller"), and CONCORD CONFECTIONS INC. ("Buyer"), an Ontario corporation.

         WHEREAS, Seller is engaged in the business, among other things, of the manufacture, sale, marketing and distribution of gum and other confectionery products; and

         WHEREAS, on December 27, 1996, (the "Petition Date") Seller commenced Case No. 96-2071 (the "Fleer Proceeding") under Chapter 11, Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware; and

         WHEREAS, the Fleer Proceeding was administratively consolidated with other Chapter 11 proceedings of certain related entities filed the same date; and

         WHEREAS, on December 4, 1997, an order was entered by the United States District Court for the District of Delaware ("District Court") withdrawing the reference of the jointly administered Chapter 11 proceedings, including the Fleer Proceeding, which is now pending in District Court as Civil Action No. 97-CV-638 (RRM);

         WHEREAS, on December 22, 1997, the United States Trustee for the District Court appointed the Trustee as trustee for Seller's estate under Chapter 11 of the Bankruptcy Code; and

         WHEREAS, the Trustee and Seller desire to sell, transfer and assign, and Buyer desires to purchase, pursuant to Section 363 of the Bankruptcy Code and subject to the Consent of the District Court, all of Seller's right, title and interest in the assets and properties defined in Section 1.1 below, for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, Buyer and Seller and Trustee hereby agree as follows:

         1.  PURCHASE AND SALE

         1.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, Trustee and Seller shall, on the Closing Date, sell, assign, transfer and set over to Buyer, and Buyer shall purchase or acquire from Trustee and Seller all right, title and interest of Seller in those certain assets, rights and properties of the Seller which are used in the Seller's domestic confections operations and Foreign Assets (as defined in Section 2.3(b)), as specifically set forth in Schedule 1.1 ("Purchased Assets").

         1.2 PURCHASED ASSETS PURCHASED FREE OF LIENS. All of the Purchased Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer as of the Closing Date, free



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and clear of all liens, encumbrances, or claims (as "claim" is defined in section 101(5) of the Bankruptcy Code), whether arising prior to or subsequent to the date of the filing of the Chapter 11 petition of Seller, in accordance with, and pursuant to, sections 363(f) and 365 of the Bankruptcy Code, except for the Assumed Liabilities (defined in Section 1.3), and specifically including, but not limited to: (A) all liens, encumbrances and claims of Seller set forth in the schedules filed with the District Court with respect to the Fleer Proceeding (the "court Schedules"), (B) Seller's financing subsequent to the Petition Date, and (C) all claims of Co-Debtors as defined and set forth in Exhibit H to the Court Schedules. Notwithstanding the foregoing, Trustee and Seller shall sell, assign, transfer, convey and deliver to Buyer as of the Closing Date, whatever right, title and interest Seller may have in and to the Trademarks (as defined and set forth in Schedule 1.1), whether or not subject to consent decrees, claims of possession, or other encumbrances on title.

         1.3 ASSUMED LIABILITIES. Subject to Section 1.2 and other terms and conditions of this Agreement, Buyer shall execute and deliver an Agreement of Assignment and Assumption, attached hereto as Exhibit 1.3, and Trustee and Seller shall, on the Closing Date, assign, transfer and set over to Buyer, and Buyer shall assume or acquire from Trustee and Seller those certain debts, liabilities and obligations of the Seller's Confection Operations as set forth on Schedule 1.3 ("Assumed Liabilities").

         1.4 SELLER MAKES NO WARRANTY. Buyer and Seller agree that Seller is not making any representation or warranty as to the Purchased Assets or the Assumed Liabilities. Buyer acknowledges that it has had a reasonable due diligence period to review and inspect the Purchased Assets, and the Assumed Liabilities prior to execution of this Agreement, and shall have the right to inspect the Purchased Assets and the Assumed Liabilities prior to the Closing. The Purchased Assets to be sold and transferred hereunder are to be sold and transferred and are to be accepted by Buyer in an "AS IS" physical condition, without any representation or warranty whatsoever. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OF THE PURCHASED ASSETS OR AS TO THE USEFULNESS OR FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE.

         2.       PURCHASE PRICE

         2.1 PURCHASE PRICE AMOUNT. The purchase price paid by Buyer to Trustee and Seller for the Purchased Assets shall be the aggregate sum of Thirteen Million Dollars ($13,000,000) plus Assumed Liabilities (the "Purchase Price"), the cash portion of which amount shall be paid as follows:

         (a) A deposit in the amount of One Million ($1,000,000.00) Dollars (the "Deposit"), payable by wire transfer of immediately available funds upon execution of this Agreement. Buyer shall make such good faith Deposit with counsel to Trustee, who will hold the Deposit in escrow in an interest bearing account. Interest will be credited to Buyer. Upon Closing, the Deposit shall be payable to an escrow account of Trustee's counsel, to be distributed only in


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accordance with an Order of the District Court. If this Agreement is terminated pursuant to Section 9 hereof, then the Deposit shall be returned to Buyer, with interest, or payable to Trustee's counsel, to be distributed only in accordance with an Order of the District Court, in accordance with the terms and provisions of Section 9.4.

         (b) Twelve Million ($12,000,000.00) Dollars, payable at Closing by wire transfer of immediately available funds to an escrow account of Trustee's counsel, to be distributed only in accordance with an Order of the District Court.

         2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with an allocation schedule to be prepared by Buyer and Seller prior to the Closing Date and attached hereto as Exhibit 2.2. Such allocation exhibit shall be prepared in accordance with section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be agreeable to Buyer and Seller. The parties will each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form
8594) in a manner consistent with such allocation schedules.

         2.3 ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be adjusted, dollar for dollar, based on the difference between the net book value of the Confection Operations as of the Closing Date ("Closing Net Book Value") from the net book value as of February 28, 1998 of the Confection Operations ("February Net Book Value") as follows:

         (a) The Closing Net Book Value shall be determined in accordance with Sections 2.3(b) and (d). If the Closing Net Book Value exceeds the February Net Book Value, Buyer shall pay to Trustee and Seller the amount of such difference. If the Closing Net Book Value is less than the February Net Book Value, Trustee and Seller shall pay Buyer the amount of such difference. Any such payments shall be made within two (2) business days after the Closing Net Book Value is reasonably determined by Seller, after consultation with and subject to review by Buyer, as provided in Sections 2.3 (b) and (c) and shall be binding on Buyer. Payment will be made by a wire transfer or certified or bank check.

         (b) Seller shall prepare a balance sheet of the Confection Operations as of the Closing Date, (the "Closing Date Balance Sheet") including only Purchased Assets and Assumed Liabilities, and specifically not including the assets or liabilities of Fleer GmbH, Fleer Espanola, SA and Dr. Torrents, SA (the "Foreign Assets") in accordance with methods consistent with the determination of the February Net Book Value . The Closing Net Book Value shall be determined by Seller within 10 business days following the Closing Date. Seller, by the eleventh business day following the Closing Date, shall provide Buyer with the Closing Net Book Value and work papers of the Seller's detailing its calculation of the Closing Net Book Value. If Buyer does not notify Seller of Buyer's objection to the Closing Net Book Value within two (2) business days after Buyer's receipt of Seller's calculation of the Closing Net Book Value and related workpapers, Seller's calculation of Closing Net Book Value shall be final and binding on all parties hereto after the expiration of such objection period. Buyer's notification to Seller of Buyer's objections to

                                      -3-

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Seller's calculation of Closing Net Book Value must be in writing and detail the basis for such objection. In such event the provisions of Section 2.3(c) shall apply.

         (c) Disputes with respect to the calculation of the Closing Net Book Value shall be resolved as follows: Buyer and Seller shall each have their respective certified public accountants review Seller's calculations. If such certified public accountants of Buyer and Seller are unable to resolve the dispute within the ten (10) business days after Buyer's notification to Seller of objection to the Closing Net Book Value calculated by Seller, the parties hereto shall select by mutual agreement a nationally recognized certified public accounting firm, who is not rendering (and during the preceding two-year period has not rendered) services to either Seller or Buyer to serve as the arbitrating accountant to settle such dispute (the "Arbitrating Accountant"). In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to calculate the Closing Net Book Value. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant with respect to any dispute shall be paid by Buyer; however, if the Closing Net Book Value calculated by Seller is five (5%) percent or more greater than the Closing Net Book Value calculated by the Arbitrating Accountant, the fees and expenses of the Arbitrating Accountant shall be paid by Seller.

         (d) Attached hereto as Exhibit 2.3(d) is the pro forma balance sheet of the Confection Operations as of February 28, 1998 which includes the assets of the Confection Operations which are Purchased Assets and the liabilities of the Confection Operations which constitute Assumed Liabilities, but does not include Foreign Assets. The positive difference obtained by subtracting the Assumed Liabilities from the Purchased Assets on the balance sheet of the Confection Operations as of February 28, 1998, is the February Net Book Value or Nine Million Four Hundred Seventy-Nine Thousand Dollars ($ 9,479,000). The Closing Net Book Value shall be the positive difference obtained by subtracting the Assumed Liabilities from the Purchased Assets (also not including Foreign Assets") as reflected on the Closing Date Balance Sheet.

         3.       CLOSING

         3.1 TIME AND PLACE. The closing of the sale of the Purchased Assets and assumptions of Assumed Liabilities (the "Closing") shall be held at the offices of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., One Riverfront Plaza, 16th Floor, Newark, New Jersey 07102-5497 and shall occur on the next business day immediately following the entry of the sale order by the District Court, in form and substance reasonably satisfactory to Buyer and Seller, approving this Agreement and Contemplated Transactions (the "Sale Order"). The date on which the Closing is actually held hereunder is referred to herein as the "Closing Date."

         3.2      CLOSING DELIVERIES.   At the Closing:

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         (a)      Seller shall deliver to Buyer:

                  (i) a bill of sale (the "Bill of Sale") in the form of
Exhibit 3.2(a)(i);

                  (ii) Notarial Deeds or other evidence of ownership, if any, of Fleer GmbH held by Seller;

                  (iii) stock certificates or other evidence of ownership by Seller in Fleer Espanola, SA and Dr. Torrents, SA, or an assignment, by means of the Bill of Sale, of any and all of Seller's right, title and interest in and to any and all proceeds from the sale of such ownership interest to the other shareholders in Fleer Espanola, SA or Dr. Torrents, SA, as determined pursuant to the By-Laws of Fleer Espanola, SA or Dr.
Torrents, SA;

                  (iv) a renewal of the Technical Assistance and Trademark License Agreement by and between Seller and Fleer Espanola, SA listed on
Schedule 1.1;

                  (v) such other endorsements, certificates of title and other instruments of assignment or transfer with respect to the Purchased Assets as Buyer may reasonably request and as may be necessary to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets and shall deliver possession of the Purchased Assets (excluding Trademarks) free and clear of all liens, encumbrances and claims as set forth in Section 1.2 and in accordance with and pursuant to Section 363 of the Bankruptcy Code;

         (b)      Buyer shall deliver to Seller:

                  (i) the Purchase Price as provided in Section 2 hereof to be distributed only pursuant to orders entered by the District Court;

                  (ii) an instrument by which Buyer assumes the Assumed Liabilities in the form of Exhibit 1.3;

                  (iii)    Certificate of Good Standing of Buyer;

                  (iv) opinion letter from legal counsel for Buyer in the form of Exhibit 3.2(b)(iv);

                  (v) Certificate of the President of Buyer regarding the accuracy of Buyer's representations and warranties herein and performance covenants in this Agreement to be performed by Buyer;

                  (vi) Certificate of the President of Buyer listing any consents, waivers, approvals, authorizations, registrations, filings or notifications of the character referred to in Section 4.3 which are necessary, to which shall be attached evidence, satisfactory to Seller, that the same has been obtained or made and in full force and effect, or stating that none is necessary;

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                  (vii) Certified corporate resolution of the directors or
shareholders of Buyer authorizing the execution and performance of this Agreement and the Contemplated Transaction.


         (c) Buyer and Seller shall execute and deliver:

                  (i)  the Collateral Agreements;

                  (ii) a Notarial Transfer Agreement, in the form of Exhibit 3.2(c)(ii), evidencing the transfer of Seller's ownership interest in Fleer GmbH;

                  (iii) such other certificates, documents and third party consents, as may be required to effectuate the transactions contemplated by this Agreement or as may be reasonably requested by Buyer or Seller, as the case may be;

                  (iv) an Assignment of Trademarks Agreement, substantially in the form of Exhibit 3.2(c)(iv), attached hereto.

         3.3 ALLOCATION OF COSTS. The parties agree that they shall allocate and pay, within thirty (30) days following the Closing Date, their portion of the costs of the utilities, real estate leases, equipment leases, maintenance agreements, advertising, software license fees and other costs associated with the Purchased Assets or Assumed Liabilities of the Confection Operations where such costs related to a period which includes the Closing Date, such that Seller pays such amounts related to such a period up to the Closing Date and Buyer pays such amounts related to such period on or after the Closing Date.

         3.4      TAXES.

         (a) All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees (collectively the "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

         (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets and Assumed Liabilities for a tax period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer based on the number of days of such tax period included in the tax period prior to and including the Closing Date ("Pre-Closing Tax Period") and the number of days of such Tax period after the Closing Date (the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such taxes, Seller or Buyer, as the case may be, shall present a statement to the other party setting forth the amount of reimbursement to which each is entitled under this

                                      -6-

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Section 3.4(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         4.1 AUTHORIZATION. Buyer has the power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is a party, to perform fully its obligations thereunder, and to consummate the Contemplated Transaction. The execution and delivery by Buyer of this Agreement and the Collateral Agreements to which it is a party, and the Contemplated Transactions, have been duly authorized by all requisite action of Buyer. Buyer has duly executed and delivered this Agreement and each of the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which Buyer is a party will be, legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

         4.2 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

         4.3 NO CONFLICTS, ETC. The execution, delivery and performance by Buyer of this Agreement and each of the Collateral Agreements to which it is a party, and the Contemplated Transactions, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to Buyer, or (ii) the Certificate of Incorporation or By-laws of Buyer. Except as specified in Schedule 4.3, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the Contemplated Transactions.

         4.4 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.4, Buyer has complied in all material respects with all Applicable Laws applicable to its business, and Buyer has not received any notice alleging any such conflict, violation, breach or default.

         4.5 LITIGATION. Except as set forth on Schedule 4.5, there is no action, claim, suit, or proceeding pending, or to Buyer's knowledge, after due inquiry, threatened, against or relating to Buyer or its business or against or relating to the Contemplated Transactions or any of the Collateral Agreements which would impair Buyer's ability to enter into this Agreement.

         4.6 BROKERS, FINDERS. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Buyer upon consummation of the transactions contemplated hereby or thereby.

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         5.       COVENANTS OF SELLER

         Seller hereby covenants and agrees to comply with the following:

         5.1 ACCESS AND INVESTIGATION. From the date hereof until the Closing, upon reasonable notice, Seller will:

                  (a) afford Buyer reasonable access to the books and records of Seller related to the Purchased Assets and the Assumed Liabilities; and

                  (b) furnish Buyer and its representatives with such financial and operating data, and other information with respect to the Confection Operations relating, directly or indirectly, to the Purchased Assets and the Assumed Liabilities as Buyer or its representatives shall from time to time reasonably request.

         In connection with this Section 5.1, Buyer and its representatives shall be privileged to contact and communicate with persons having business dealings with Seller. It is understood that all such access, investigations and contacts to be conducted by Buyer and its representatives shall be conducted in such manner as not to interfere unduly with the normal conduct of business.

         5.2 OPERATION OF THE CONFECTION OPERATIONS. Between the date of this Agreement and the Closing Date, and except with respect to the possible sale by Seller of all or some portion of the Excluded Assets and except with respect to the liabilities of Seller which are not Assumed Liabilities, Seller will:

                  (a) conduct its Confection Operations only in the ordinary course of business, within the meaning of the Bankruptcy Code, including hiring and compensation practices; and

                  (b) preserve intact its current Confection Operations
                      organization, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with its suppliers, customers, landlords, employees, agents, and others having business relationships with it; and

                  (c) make no material acquisition or disposition of Fixed
                      Assets which are Purchased Assets; and

                  (d) not, without prior consultation with and approval of
                      Buyer, enter into any single transaction which would constitute a capital expenditure or result in indebtedness over $25,000.

         5.3 REQUIRED APPROVALS; CONSENTS. Between the date of this Agreement and the Closing Date, upon request, Seller will assist Buyer to obtain the consents of third parties to the Contemplated Transactions which Seller must obtain, including the consent to the assignment of the Assumed Contracts and the Assumed Leases.

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         5.4      FLEER TRADEMARK.

         (a) Domestic License. At Closing, Seller shall grant to Buyer a non-exclusive, limited license to use, free of fees, the "Fleer" name and derivations thereof including, Fleer Corp., Fleer Confections, and Frank H. Fleer Corp., (the "Fleer Trademark") in connection with the use of the Trademarks (as specifically listed in Schedule 1.1), being transferred hereunder as Purchased Assets, within the confines of the United States of America, its territories and possessions, and Canada and only in conjunction with the sale, distribution and marketing of Inventory for such limited duration of time until the Inventory transferred hereunder and containing the Fleer Trademark has been exhausted, but in no event later than June 30, 1999, in accordance with the terms and conditions of the Fleer License Agreement attached hereto as Exhibit 5.4.

         (b) International License. At Closing, Seller shall grant to Buyer a non-exclusive, limited license to use, free of fees, the Fleer Trademark outside of North America for a period of five (5) years and only in conjunction with the sale, distribution and marketing of confectionery products, in accordance with the terms and conditions of the Fleer License Agreement attached hereto as Exhibit 5.4.

         5.5 MARVEL LICENSE. Seller shall use its Best Efforts to assist Buyer in entering into a License Agreement with Marvel Characters, Inc. whereby Buyer would have a limited, non-exclusive license to use, free of fees, the "Marvel" Name and Characters (as defined in the Marvel License Agreement), but only in conjunction with the sale, distribution and marketing of Inventory, for such limited duration of time until the Inventory transferred hereunder and containing the Marvel Name and Characters has been exhausted, but in no event later than June 30, 1999, in accordance with the terms and conditions of the Marvel License Agreement attached hereto as Exhibit 5.5.

         5.6 SUBSEQUENT INQUIRIES BY BUYER. Seller agrees to provide historical information relating to the collection of accounts receivable, disposition of net credit balances and payment of accounts payable to the degree such information is available to Seller and reasonably necessary.

         5.7      EMPLOYMENT MATTERS.

         (a) All Transferred Employees (as defined in Section 6.5(a)(i)) who accept Buyer's offer of employment (see Section 6.5 below) who participate in the Marvel Entertainment Group, Inc. Savings Plan and/or the Fleer/SkyBox International Retirement Plan (the "Plans") effective as of the Closing Date, shall be entitled to receive such benefits as are available to such Transferred Employees pursuant to the terms of such Plans, in accordance with Legal Requirements, including the qualification requirements of the Code.

         (b) In connection with the implementation of this Section 5.7, the Seller and Buyer shall cooperate in the preparation and filing of all documentation which may be necessary or

                                      -9-

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advisable to file with the Internal Revenue Service, the Department of Labor, or any other applicable governmental authority.

         5.8 TAX ABATEMENT. Seller shall cooperate with Buyer in Buyer's efforts to have an ad valorum tax abatement granted by the City of Byhalia, Mississippi extended for the benefit of Buyer. Seller makes no representation or warranty as to the transferability of the ad valorum tax abatement.

         5.9 TRADEMARKS. Seller covenants that it shall abandon, by filing a Express Notice of Abandonment with any applicable Governmental Authority, promptly following the expiration of the respective terms of the Fleer License Agreement for licenses in Territory I and Territory II (as both are defined in the Fleer License Agreement), those trademarks specifically set forth on
Schedule 5.9, attached hereto. Seller covenants that it shall in no way object to or oppose any efforts of Buyer to register any similiar trademarks to those set forth in Schedule 5.9, as long as such trademarks do not incorporate the Fleer Trademark (as defined in Section 5.4(a)). Seller further covenants that it shall at no time after the Closing Date, make use of, or claim any rights with respect to, any trademark incorporating "Dubble Bubble" or other confusingly similiar term.

         6.       COVENANTS OF BUYER

         Buyer hereby covenants and agrees to comply with the following:

         6.1 APPROVALS OF GOVERNMENTAL BODIES AND THIRD PARTIES. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings and consents that Seller is required by Legal Requirements to make or are otherwise required in connection with the Contemplated Transactions.

         6.2 FURTHER ASSURANCES. Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions. Following the Closing, Buyer shall deliver Seller a copy of its filing of United States Department of Commerce Form BE-13, if such Form is required by any Legal Requirement.

         6.3 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.4 SUBSEQUENT INQUIRIES BY SELLER. Buyer agrees to provide to Seller, subsequent to Closing, any financial information that is reasonably necessary or required to resolve discrepancies relating to accounts payable or accounts receivable of the Seller.

         6.5      EMPLOYEE MATTERS.

         (a)      Transferred Employees.

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

         (i) As of the Closing Date, Buyer shall offer to hire, at a rate of pay at least equal to their rate of pay with Seller as of the Closing Date, all employees of Seller's Confection Operations, a complete listing of which, including the date of hire and rate of pay on the Closing Date for each employee, is set forth on Schedule 6.5(a)(i), (the "Transferred Employees"), and shall cause all of the Transferred Employees to be eligible to participate in all Employee Benefit Plans of Buyer in which similarly situated employees of Buyer are eligible to participate.

         (ii) Upon Closing, if Buyer does not offer the Transferred Employees employment that is similar in responsibility, pay and location to their current status, then Buyer shall be responsible for the full payment of any severance payments due such Transferred Employees under any plan or program of Buyer or Seller (such severance entitlements of Transferred Employees are set forth in Schedule 6.5(a)(ii) attached hereto).

         (iii) Buyer shall be responsible for any and all claims, liabilities, obligations, costs and expenses arising from or relating to the employment of the Transferred Employees from and after the Closing Date, as set forth on
Schedule 1.3, including the severance entitlements set forth on Schedule 6.5(a)(ii), or which may arise as a result of Buyer's failure to comply with any of its obligations under this Section 6.5.

         (b) Benefit Plans. Effective as of the Closing Date, Buyer shall: (i) perform the duties required of an employer with respect to providing group health coverage required of Buyer or Seller by Section 4980B of the Code and Sections 600-609 of ERISA ("Continuation Coverage") required for any Transferred Employee, or a dependent or spouse of such Transferred Employee, and who had or has a "qualifying event" (as defined under Code Section 4980B) at any time (an "Eligible Person"); (ii) waive, with respect to all Transferred Employees or Eligible Persons, any waiting provision or preexisting condition limitation or exclusion under the health plans in which such persons will participate, to the extent such persons are not subject to similar provisions, limitations, or exclusions as of the Closing Date under any health plans of the Seller. Buyer shall reimburse Seller for all costs and expenses for performing these obligations.

         (c) WARN Act Compliance. Effective as of the Closing Date, Buyer shall perform the duties required of an employer under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and shall indemnify, defend and hold harmless Seller from any liabilities, costs, expenses or penalties arising under the WARN Act incurred in connection with the performance of this Agreement and the Contemplated Transactions.

         (d) Employee Data. Seller will provide Buyer with access to information, prior to or at Closing, regarding Transferred Employees, including, without limitation, compensation, bonuses, performance evaluations, personnel files, medical records and other information maintained by Seller in the ordinary course of business.

         (e) Additional Documents. In connection with the implementation of this Section 6.5, Seller and Buyer shall cooperate in the preparation and filing of all documentation which may be necessary or advisable to file with the Internal Revenue Service, the Department of Labor, or any other applicable Governmental Authority. Seller shall assist, in whatever manner deemed necessary and advisable in gaining any required consents or waivers required under Legal Requirements from Transferred Employees.

         6.6 REQUIRED APPROVALS; CONSENTS. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to Seller's prompt filing of a motion for approval and/or Seller's filing for the obtaining of a District Court Order in connection with the Contemplated Transaction. Upon request, Buyer will assist Seller to obtain the consents of third parties to the Contemplated Transactions which it must obtain, including the consent to the assignment of the Assumed Contracts and the Assumed Leases.

         7.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         The obligation of Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Seller in Seller's sole and absolute discretion), unless the failure of any such condition to be satisfied shall be the fault of Seller:

         7.1 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been performed and complied with in all material respects.

         7.2 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Purchased Assets or assignment of Assumed Liabilities by Seller to Buyer.

         7.3 COLLATERAL AGREEMENTS. Buyer shall have executed on or prior to the Closing Date the Collateral Agreements.

         7.4 APPROVAL BY DISTRICT COURT. The District Court shall have issued a Sale Order which approves this Agreement and the Contemplated Transaction, which approval shall contain provisions confirming the sale of the Purchased Assets and confirming that the transfer of the Assumed Liabilities to Buyer, free and clear of all liens, security interests, claims and other encumbrances.

         7.5 COMPETING BIDS. Seller shall not have received any higher or better offers by the conclusion of the District Court hearing on the approval of a Contemplated Transaction (the "Sale Hearing"); provided, however, that any bids must be made subject to bidding procedures approved by order of the District Court. To be considered a higher and better offer, competing bids made at the Sale Hearing must satisfy all of the following: (i) as a prerequisite to making an offer, each bidder (except Buyer) must provide to counsel for the Trustee no later than the business day before the Sale Hearing, a deposit in the amount of $1,300,000 (10% of the cash portion of the Purchase Price) in available funds, plus financial information to the Trustee evidencing, in the Trustee's judgment, that such bidder has the ability to comply with the terms and conditions of this Agreement as it may be modified at the Sale Hearing (the "Modified Agreement"), including but not limited to the Successful Bidder's ability to (1) pay, at Closing of the Modified Agreement, the full balance of the consideration specified in the Modified

Agreement, and (2) consummate the transaction contemplated by the Modified Agreement on the Closing Date of the Modified Agreement; (ii) the initial competing bid at the Sale Hearing (the "Initial Bid") must be in an amount at least $1,500,000 (inclusive of the Break Up Fee as defined in Section 9.4) more than the cash portion of the Purchase Price (i.e., $14,500,000); (iii) if an Initial Bid is accepted by the Trustee, each bid thereafter must be in an amount no less than $500,000 more than the last bid accepted by the Trustee;
(iv) other than the cash portion of the Purchase Price, each bid must conform to all terms and conditions of the Modified Agreement, including with respect to Assumed Liabilities and Excluded Assets; (v) the maker of the last bid (1) accepted by the Trustee after no further offers are received, and (2) approved by the District Court, shall be the Successful Bidder, and shall stipulate and agree on the record in open court at the Sale Hearing to be bound by all the terms of the Modified Agreement. Any offer that fails to meet these factors, as they may be modified by the District Court, shall be deemed to be not a higher and better offer.

         7.6 GOVERNMENTAL APPROVALS. All applicable approvals of governmental regulatory authorities of the United States of America and any applicable foreign jurisdiction, or any state or political subdivision thereof, required to consummate the Contemplated Transactions shall have been obtained.

         8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         The obligation of Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Buyer in Buyer's sole and absolute discretion), unless the failure of any such condition to be satisfied shall be the fault of Buyer:

         8.1 APPROVAL BY DISTRICT COURT. The District Court shall have issued a Sale Order which approves this Agreement and the Contemplated Transaction, which approval shall contain provisions confirming the sale of the Purchased Assets and confirming that the transfer of the Assumed Liabilities to Buyer, free and clear of all liens, security interests, claims and other encumbrances.

         8.2 GOVERNMENTAL APPROVALS. All applicable approvals of governmental regulatory authorities of the United States of America, or any state or political subdivision thereof, required to consummate the Contemplated Transactions shall have been obtained, including any applicable Commerce Department or Food and Drug Administration approvals.

         8.3 SELLER'S PERFORMANCE. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         8.4 ADDITIONAL DOCUMENTS. Seller must have caused such other documents as Buyer may reasonably request to be delivered to Buyer for the purpose of transferring the Purchased Assets and Assumed Liabilities to Buyer.

         8.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         8.6 INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restrains Buyer's acquisition of the Purchased Assets and assumption of the Assumed Liabilities.

         8.7 COLLATERAL AGREEMENTS. Seller shall have delivered to Buyer at the Closing Date the Collateral Agreements.

         8.8 FLEER TRADEMARK. Seller shall have delivered an executed License Agreement in accordance with the provisions of Section 5.4 of this Agreement.

         9. TERMINATION.

         9.1 TERMINATION BY MUTUAL AGREEMENT. This Agreement and the Contemplated Transactions may be abandoned by the mutual agreement in writing of the parties hereto at any time prior to the Closing.

         9.2 TERMINATION BY BUYER. This Agreement and any obligations of Buyer hereunder may be terminated upon written notice to that effect by Buyer at any time prior to or at the Closing, if (a) Seller shall have breached or failed to perform in any material respect any of its covenants or obligations under this Agreement; (b) any material condition precedent to Buyer's performance of its obligations under this Agreement (outside the control of Buyer), as set forth in Section 8 of this Agreement, is not capable of being met; (c) the Sale Order shall not have been issued or the Closing shall not have been consummated by June 1, 1998, and the failure to consummate the Contemplated Transactions on or before such date did not result from the failure by Buyer to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by it prior to Closing; or (d) any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an Order restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such Order shall have become final and non-appealable.

         9.3 TERMINATION BY SELLER. This Agreement and any obligations of Seller hereunder may be terminated upon written notice to that effect by Seller at any time prior to or at the Closing if (a) Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or obligations under this Agreement; (b) any material condition precedent to Seller's performance of its obligations under this Agreement (outside the control of Seller), as set forth in Section 7 of this Agreement, is not capable of being met; (c) the Sale Order shall not have been issued or Closing shall not have been consummated by June 1, 1998, and the failure to consummate the Contemplated Transactions on or before such date did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by it prior to Closing; or
(d) any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an Order restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such Order shall have become final and non-appealable.

         9.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void and have no further force and effect, and none of the parties hereto nor any of their respective directors, officers, shareholders, affiliates, representatives or advisors shall have any further obligation or liability under the provisions of this Agreement, except:

         (a) In the event of termination by Seller pursuant to Section 9.3(a) hereof, Seller's sole remedy shall be the retention of the Deposit as Seller's damages.

         (b) In the event of termination by Buyer pursuant to Section 9.2(a) hereof, Buyer's sole remedy shall be the return of the Deposit as Buyer's damages.

         (c) In the event a competing bid for substantially the same assets and liabilities as are being purchased and assumed herein as the Purchased Assets and Assumed Liabilities from a person other than Buyer is approved by an Order of the District Court and consummated by Seller (a "Competing Bid"), Buyer shall be paid an amount equal to Two Hundred Sixty Thousand ($260,000.00) Dollars (the "Break Up Fee"), or as otherwise approved by the District Court in
its Bidding Procedures Order dated May        1998, to compensate Buyer for
the costs and expenses Buyer shall have incurred in seeking to become the purchaser of the Purchased Assets. The Break Up Fee shall be an expense of administration of Seller's Chapter 11 case. If a Successful Bidder qualifies with a higher and better competing bid pursuant to Section 7.5, the Break Up Fee shall be due and payable promptly following the Sale Hearing or as otherwise established by the District Court. The Break Up Fee and return of Deposit shall be the sole remedies and sole recoveries by Buyer in the event of the consummation of a transaction pursuant to a Competing Bid.

         10. MISCELLANEOUS.

         10.1 CONFIDENTIALITY. Unless the Closing has been consummated or until May 1, 2003, or the date which confidential information becomes publicly available through no fault of Buyer's, whichever is sooner, Buyer will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers and other persons receiving confidential information to hold in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Confection Operations using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that it shall return or cause to be returned to the Seller all written materials that were supplied to Buyer by the Seller and all copies thereof and extracts thereof that contain any such confidential data or information and to keep confidential any such information. This obligation will not apply to information previously known to Buyer or which becomes publicly available through no fault of Buyer. This Section 10.1 shall survive the termination of this Agreement.

         10.2 PAYMENTS RECEIVED. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

         10.3 PRESS RELEASES. Except as required by applicable law, neither Seller nor Buyer shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the Contemplated Transactions except for such written information as shall have been approved in writing as to form and content by each party

         10.4 ACCESS TO RECORDS. In order to facilitate the resolution of any claims or causes of actions made by or against Seller, Seller's chapter 11 estate, and/or the creditors' committee thereof, for a period of three (3) years after Closing, Buyer shall, upon reasonable notice, forward to Seller and the creditors' committee of Seller's Chapter 11 estate, copies of records acquired by the Buyer as set forth in Section 1.1 that may be reasonably requested by Seller.

         10.5 NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by overnight mail or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

                  If to Trustee or Seller:

                  John J. Gibbons, Esq.
                  Chapter 11 Trustee
                  Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. One Riverfront Plaza
                  Newark, New Jersey 07102-5497
                  Telephone No.:(973) 596-4500
                  Facsimile No.: (973) 596-0545

                  with a copy to:

                  Edmund J. Feeley, President and COO
                  Fleer Corp.
                  Executive Plaza
                  1120 Route 73

                  Mt. Laurel, New Jersey 08054
                  Telephone No.:(609) 231-5940
                  Facsimile No.: (609) 222-9128

                  with a copy to:

                  Frank E. Lawatsch, Esq.
                  Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. One Riverfront Plaza
                  Newark, New Jersey 07102-5497
                  Telephone No.:(973) 596-4500
                  Facsimile No.: (973) 596-0545

                  If to Buyer:

                  Concord Confections Inc.
                  519 North Rivermede Road
                  Concord, Ontario  L4K3N1
                  Telephone No.: (905) 738-9108
                  Facsimile No.:  (905) 738-6398


                  with a copy to:

                  David Smith, Esq.
                  Rand Rosenzweig Smith Radley Gordon & Burstein LLP 605 3rd Avenue, 24th floor
                  New York, NY  10158
                  Telephone No. (212) 687-7070
                  Facsimile No.  (212) 557-1475

         10.6 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware or the United States District Court for the District of Delaware and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Delaware.

         10.7 FURTHER ASSURANCES. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

         10.8 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the Collateral Agreements shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Collateral Agreements.

         10.9 ENTIRE AGREEMENT AND MODIFICATIONS. This Agreement supersedes all prior agreements among the parties with respect to its subject matter as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto. This Agreement may not be changed or terminated except by a written agreement executed by Buyer and Seller.

         10.10 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns, and for the benefit of no other Person.

         10.11 SEVERABILITY. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent no held invalid or unenforceable.

         10.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections in this Agreement refer to the corresponding Sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision hereof.

         10.13 GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the State of New Jersey and the provisions of the Bankruptcy Code without regard to the conflicts of laws principles thereof, all rights and remedies being governed by such laws.

         10.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

         10.15 EXPENSES. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants, whether or not this Agreement and the Contemplated Transactions are consummated.

         10.16 FRANK H. FLEER CORP.'S TRADEMARKS. Buyer and Seller hereby acknowledge, and Frank H. Fleer Corp., by and through its Trustee, John J. Gibbons, hereby agrees to sell, assign, transfer and set over, all of its right, title and interest in those trademarks set forth on Schedule 1.1.

         10.17 REMOVAL OF PURCHASED ASSETS. Buyer shall be permitted to retain the Purchased Assets being purchased hereunder located at Seller's Mt. Laurel, New Jersey facility at such facility for up to sixty (60) days, free from rent.

         11. DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 11.

         "ASSUMED LIABILITIES" shall have the meaning given it in Section 1.3.

         "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved.

         "BREAK UP FEE" shall have the meaning given it in Section 9.4(c).

         "CLOSING DATE" shall have that meaning given to it in Section 3.1.

         "CLOSING DATE BALANCE SHEET" shall have the meaning given it in
Section 2.3(b).

         "CLOSING NET BOOK VALUE" shall have the meaning given to it in Section 2.3.

         "COLLATERAL AGREEMENTS" means Agreement of Assignment and Assumption, Fleer License Agreement, Assignment of Trademarks Agreement, and Notarial Transfer Agreement.

         "COMPETING BID" shall have the meaning given it in Section 9.4(c).

         "CONSENTS" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited any Governmental Authority.

         "CONFECTION OPERATIONS" means the domestic confections operations of Seller.

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement.

         "COURT SCHEDULES" shall have the meaning given it in Section 1.2.

         "EMPLOYEE BENEFIT PLAN" means all plans, funds, programs, policies, arrangements, practices providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages, or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "Employee Benefit Plan" shall also include all employee welfare benefit plans or pension benefit plans within the meaning of Section 3(1) or 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         "EXCLUDED ASSETS" shall have the meaning given it in Schedule 1.1

         "FEBRUARY NET BOOK VALUE" shall have the meaning given it in Section
2.3.

         "FOREIGN ASSETS" shall have the meaning given it in Section 2.3(b).

         "GOVERNMENTAL APPROVAL" means any Consent of, with or to any Governmental Authority, necessary for, or otherwise material to, the conduct of the Business or necessary for the consummation of the transactions contemplated hereby, including, but not limited to, approval (i) of the Contemplated Transaction by Sale Order of the District Court in Seller's pending Chapter 11 cases, pursuant to 11 U.S.C. ss. 363(b)(1) and (f), as applicable; (ii) by Sale Order of the District Court of the assumption and assignment by Seller to Buyer of Seller's interests in any and all Assumed Liabilities subject to the Contemplated Transaction, pursuant to 11 U.S.C. ss. 365, both of which Orders shall be in form and substance reasonably satisfactory to Buyer; and (iii) of the Bidding Procedures by Sale Order of the District Court.

         "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental or administrative authority or agency having regulatory authority over Seller and/or Buyer.

         "GOVERNMENTAL AUTHORIZATION" means any permit, license, franchise, approval, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, or other law, statute, constitution, ordinance, code, rule or regulation issued, enacted, adopted, promulgated, or implemented by or under the authority of any Governmental Authority.

         "ORDER" means any order, judgment, injunction, ruling, pronouncement, determination, decision, opinion, subpoena, writ or award issued, made, entered or rendered by any court or Governmental Authority or by any arbitrator.

         "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

         "PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding), prosecution, hearing, inquiry, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "PURCHASED ASSETS" shall have the meaning given to it in Section 1.1.

         "SALE ORDER" shall have the meaning given it in Section 3.1.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under the Internal Revenue Code of 1986, as amended from time to time, or any successor law (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRANSFERRED EMPLOYEE" shall have the meaning given to it in Section 6.5(a)(i).

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the day and year first written above.

                                BUYER:

                                CONCORD CONFECTIONS INC.


                                By:
                                   ------------------------------------------
                                Howard B. Smuschkowitz, President


                                SELLER:
                                FLEER CORP., d.b.a. FLEER/SKYBOX INTERNATIONAL or FLEER CONFECTIONS


                                By:
                                   ------------------------------------------
                                Edmund J. Feeley, President and C.O.O.


                                TRUSTEE:
                                FLEER CORP., d.b.a. FLEER/SKYBOX INTERNATIONAL or FLEER CONFECTIONS

                                By:
                                   ------------------------------------------
                                John J. Gibbons, as Chapter 11 Trustee for the Estate of Seller, Fleer Corp., d.b.a. Fleer/SkyBox International or Fleer Confections



                                FRANK H. FLEER CORP.


                                By:
                                   ------------------------------------------
                                John J. Gibbons, as Chapter 11 Trustee for the Estate of Frank H. Fleer Corp., as to Section 10.16


                                By:
                                   ------------------------------------------
                                Edmund J. Feeley, President, as to Section
                                10.16

                                  SCHEDULE 1.1

                                PURCHASED ASSETS

         All right, title and interest of Seller in those certain assets, rights and properties of the Seller which are used in the Seller's confections operations and attached hereto, including:

         (a) All of Seller's ownership interest, evidenced by Notarial Deeds, of Fleer GmbH;

         (b) All of Seller's ownership interest in Fleer Espanola, SA and Dr. Torrents, SA, being a fifty (50%) percent interest in each corporation or, to the extent such ownership interest is required to be sold to the other shareholders in Fleer Espanola, SA or Dr. Torrents, SA, pursuant to the By-Laws of Fleer Espanola, SA or Dr. Torrents, SA, any and all proceeds from such sale thereof as determined under said By-Laws;

         (c) All of the fixed assets owned by Seller and used in connection with the Confection Operations, including, without limitation, machinery, equipment, computer equipment and hardware, furniture, fixtures, leasehold improvements, office furnishings, telephone systems, office supplies and other equipment wherever located (collectively, the "Fixed Assets") as specifically set forth in this Schedule 1.1;

         (d) All tradenames, tradename rights, trademarks (including registrations and applications therefor), trademark rights, logos, trade dress, and goodwill associated therewith, of Seller and Frank H. Fleer Corp. (collectively, the "Trademarks") as specifically set forth on this Schedule 1.1;

         (e) All unexpired leases of the Confection Operations, including equipment leases and any rights to occupy real property, which Buyer shall have assumed in accordance with the applicable provisions of the Bankruptcy Code and thereupon assigned to Buyer pursuant to this Agreement, (collectively, the "Assumed Leases") as specifically set forth on this Schedule 1.1;

         (f) All of the accounts, royalties and trade receivables of the Confection Operations, outstanding as of the Closing Date, excluding any intercompany or related company accounts (collectively, the "Accounts Receivable"), accounts receivable as of February 28, 1998, are set forth on this Schedule 1.1;

         (g) All inventory owned by Seller in connection with, or used to operate, the Confection Operations, including goods, finished goods, raw materials, packaging, supplies and personal property, wherever located on the Closing Date (collectively, the "Inventory"), the types of Inventory as of February 28, 1998 are set forth on this Schedule 1.1;

         (h) All technology, know-how, processes, projects in development, product formulations, lists of materials and suppliers, manufacturing methods and procedures, quality control standards and methods, computer software modifications, source codes, enhancements

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and derivative works, intellectual property rights, patents, patent applications, patent rights, inventions (whether or not patentable), trade secrets, copyrights (including registrations and applications therefor) and other proprietary information of the Confection Operations which can readily be expressed in written documents (collectively, the "Technical Information");

         (i) All books and records, files, documentation, correspondence, customer lists, all advertising, packaging and promotional materials, business records, financial, tax, manufacturing and purchase records, customers and suppliers lists, repair and warranty records, manuals, literature, production and inventory records, sales records, programs and software related to the Confection Operations, documents relating to the ownership, use, maintenance, or repair of any of the Purchased Assets, cost records, inventory records, and copies of all financial, tax, and other books and records that Buyer, in its good faith judgment, determines to be necessary for the operation of the Confection Operations by Buyer after the Closing Date;

         (j) All executory oral or written contracts and agreements, including all of Seller's contract rights with respect to the Purchased Assets, sales and purchase orders, and purchased product service and warranty agreements, all of which Seller shall have assumed in accordance with the applicable provisions of the Bankruptcy Code and thereupon assigned to Buyer pursuant to this Agreement, (collectively, the "Assumed Contracts") as specifically set forth on this
Schedule 1.1;

         (k) Whatever rights, title and interest Seller has in any licenses, certificates, permits, computer software and programs including source codes (subject to the rights of third party licensors) and 800 telephone numbers relating to the Confection Operations to the extent the same are transferable;

         (l) All advertising and promotional programs relating to the Confection Operations as in effect on the Closing Date;

         (m) All goodwill and other intangible property of the Confection Operations;

         (n) All other assets, including prepaid expenses and other assets, as set forth on the February 28, 1998 balance sheet (attached to the Agreement as Exhibit 2.3(d)) and/or the Closing Date Balance Sheet of the Confection Operations.


         All other assets, properties and rights of Seller which are not specifically set forth in this Schedule 1.1 as Purchased Assets shall be retained by Seller and not transferred hereunder (the "Excluded Assets"), including, but not limited to, the following:

         (v) Cash on hand, cash equivalents and bank deposits of the Confection Operations on hand as of the Closing Date;

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

         (w) All rights and remedies of Seller arising pursuant to Chapter 5 of the Bankruptcy Code and other causes of action, claims and rights belonging to the Confection Operations arising under federal or state law ("Causes of Action");

         (x) All insurance policies of the Confection Operations;

         (y) Any asset of the Confection Operations sold or otherwise disposed of in the ordinary course of business and not in violation of any of the provisions of this Agreement between the date hereof and the Closing Date;

         (z) Any and all real property of Seller in the United States, including a parcel of real property contiguous to the property of the Byhalia, Mississippi facility.



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                                  SCHEDULE 1.3

                              ASSUMED LIABILITIES



         All of those certain debts, liabilities and obligations of the Seller as attached hereto, including:

         (a) All obligations and liabilities, arising after the Closing Date, with respect to the Assumed Leases or Assumed Contracts, as set forth in
Schedule 1.1, including any obligations and liabilities under the open purchase orders of the Confection Operations; and

         (b) Debts, liabilities, obligations or costs associated with severance of the Transferred Employees, including those listed on Schedule 6.5(a)(ii), and any potential WARN Act liabilities; and

         (c) All liabilities listed on the February 28, 1998 proforma balance sheet (attached to the Agreement as Exhibit 2.3(d)) and/or the Closing Date Balance Sheet of the Confection Operations, including, but not limited to, liabilities incurred in the ordinary course of business;

         (d) All liabilities and obligations to customers of Seller with net credit balances, as specifically set forth on this Schedule 1.3;

         (e) All unlisted liabilities totaling less than $25,000 to trade creditors incurred in connection with the operation of the Confection Operations prior to Closing.



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